Exhibit 99.1

Joint Commission Awards Health Care Staffing Services Certification to Medical Staffing Network

Gold Seal of Approval TM Earned For All 120 Locations Inclusive of Nurse Per Diem, Travel and Allied Healthcare Service Lines

BOCA RATON, Fla. (Aug. 15, 2005) - The Joint Commission on Accreditation of Healthcare Organizations (Joint Commission), the nation’s oldest and largest health care accrediting body, has awarded its new Health Care Staffing Services Certification to Medical Staffing Network, Inc. (MSN) (NYSE: MRN), the nation’s largest provider of per diem nursing services.

MSN is the first national provider of per diem nursing services to achieve Joint Commission Health Care Staffing Services Certification. MSN, with a national branch network of 120 locations, completed the Joint Commission’s comprehensive certification review process in order to earn its Gold Seal of Approval. MSN’s allied health staffing and travel nursing services also received certification.

“This certification is a groundbreaking accomplishment for us and marks a watershed moment in the history of our industry,” said Robert Adamson, MSN’s chief executive officer and co-founder. “Hospitals have long regarded staffing vendors as unaccountable for the quality of their services; we are excited to have our services reviewed by the same institution that sets the standards for hospital providers. The Gold Seal of Approval not only sets us apart as an industry leader, but also demonstrates our continuous commitment to quality against a standard that many others in our field are choosing not to accept or acknowledge.”

The Joint Commission (www.jcaho.org) evaluates and accredits more than 15,000 health care organizations and programs in the United States and is the nation’s predominant standards-setting and accrediting body in health care. The Joint Commission’s Gold Seal of Approval is recognized nationwide as a symbol of quality that reflects a commitment to meeting certain performance standards. Currently, 96% of U.S. hospital patients are admitted to Joint Commission-accredited hospitals. The new Joint Commission Health Care Staffing Services Certification program offers an independent, comprehensive evaluation of a staffing agency’s ability to continuously provide quality staffing services. The rigorous standards, which ensure sound management practices and delivery of quality and safe care, focus on four areas: performance measurement and improvement, leadership/business practices, human resource management, and information management.

Adamson added, “We have always prided ourselves on providing high quality staffing services to our clients at a reasonable market rate. Since our standards were always so high, going through the process of becoming certified did not result in an increase of the cost of providing staffing services but is a tangible value-added proposition to our clients. We believe that client facilities will recognize the value and benefits of partnering with sophisticated, high-quality staffing providers that comply fully with Joint Commission standards and will source their supplemental staffing needs accordingly.”

Pat Donohoe, RN, chief nursing officer and co-founder of MSN commented “Bringing industry-wide quality driven standards to the health care staffing industry has been both a personal and corporate vision since Medical Staffing Network was founded in 1998. For the first time, a staffing provider of our scale was measured by the same standard-setting body as its clients. Never before have the interests of the staffing provider, client and health care professionals been so completely aligned.”

The Joint Commission launched the health care staffing services certification program in October 2004. Development of the certification program began in 2003, which included the formation of the Health Care Staffing Certification Task Force comprised of industry stakeholders. The Joint Commission also formed a 12-member advisory council, a panel that included Ms. Donohoe.

About Medical Staffing Network
With over 120 branch offices in 40 states, Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services, certified registered nurse anesthetists and is a leading provider of allied health professionals, including radiology specialists, therapists and clinical laboratory technicians.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues or market share, our ability to attract and retain qualified nurses and other health care personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and health care facility clients on terms attractive to us, our ability to maintain the improvement in the spread between bill and pay rates, the willingness of hospital and health care facility clients to utilize temporary health care staffing services, the general level of patient occupancy at our hospital and health care facility clients, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including Joint Commission certification, our ability to successfully implement our growth strategies, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

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Media contacts:
Robert Adamson
561-322-1303

Mary Hightower
Tilson Communications
561-998-1995, ext. 14
mhightower@tilsonpr.com